Exhibit 10.55

CERTAIN INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT is entered into as of the 28th day of August 2023, by and between Plaintiff MWC (as defined below) and Defendant 3M (as defined below).

RECITALS

WHEREAS, MWC has asserted claims against 3M in the Action (as defined below) in connection with 3M’s manufacture, sale and discharge of PFAS (as defined below) and products containing PFAS;

WHEREAS, MWC’s claims in the Action allege in substance that PFAS from products manufactured or sold by 3M have contaminated groundwater wells used by MWC to supply water to its Park Avenue Water Treatment Plant in South Plainfield, New Jersey (the “Park Avenue Plant”);

WHEREAS, [*];

WHEREAS, 3M denies and continues to deny any wrongdoing in connection with all claims and allegations of wrongdoing alleged by MWC in the Action, and specifically denies and disputes the purported scientific, medical, factual, and other bases for MWC’s claims and allegations;

WHEREAS, the Parties desire to settle MWC’s claims against 3M in the Action on the terms and conditions stated herein;

WHEREAS, this Agreement is being executed in parallel with the Settlement Agreement Between Public Water Systems and 3M Company (“Class Settlement Agreement”) (see www.PFASwatersettlement.com) in the AFFF MDL, pursuant to which MWC will remain a Class

Exhibit 10.55

Member and be allocated its share of the Settlement Funds, including any additional claim MWC may submit with respect to the CJO Plant, and 3M will receive a payment credit for the full amount of 3M’s payments to MWC under this Agreement; and

WHEREAS, in consideration of the promises and the mutual covenants hereinafter set forth, the Parties, acting by and through counsel, have entered into this Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, IT IS HEREBY AGREED by the Parties as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“3M” means 3M Company.

“3M PFAS” means, solely for the purposes of this agreement, any PFAS or PFAS- containing item or substance manufactured, sold, or disposed of by a Released Party or any PFAS or PFAS-containing item or substance derived, emanating, or originating from any PFAS or PFAS- containing item or substance manufactured, sold, or disposed of by a Released Party.

“AFFF MDL” means In re: Aqueous Film-Forming Forming Foams Products Liability Litigation, MDL No. 2:18-mn-2873-RMG, Hon. Richard M. Gergel presiding.

“Action” means the civil action Middlesex Water Company v. 3M Company, No. 2:18-cv- 15366 (D.N.J.).

“Agreement” means this Settlement Agreement.

“Class Member” shall have the same meaning as set forth in the Class Settlement Agreement.

Exhibit 10.55

“Court” means the United States District Court for the District of New Jersey. “Effective Date” means the date on which this Agreement is executed by both Parties. “Parties” means 3M and MWC.

“Party” means 3M or MWC.

“PFAS” means, solely for purposes of this Agreement, any per- or poly-fluoroalkyl substance that contains at least one fully fluorinated methyl or methylene carbon atom (without any hydrogen, chlorine, bromine, or iodine atom attached to it). It is the intention of this Agreement that the definition of “PFAS” be as broad, expansive, and inclusive as possible.

“Released Claims” means all claims that are released in Paragraph 5 of this Agreement. “Released Parties” means 3M and its respective past, present or future administrators,

advisors, affiliated business entities, affiliates, agents, assigns, attorneys, constituent corporations or entities (including constituents of constituents) absorbed by 3M in a consolidation or merger, counsel, customers (only to the extent they used or released 3M PFAS), directors, divisions, employee benefit plans, employee benefit plan participants or beneficiaries, employees, executors, heirs, insurers, managers, members, officers, owners, parents, partners, partnerships, predecessors, principals, resulting corporation or entity, servants, shareholders, subrogees, subsidiaries, successors, trustees, trusts, and any other representatives, individually or in their corporate or personal capacity, and anyone acting on their behalf, including in a representative or derivative capacity. It is the intention of this Agreement that the definition of Released Parties be as broad, expansive, and inclusive as possible.

“Settlement” means the settlement described in this Agreement.

“Settlement Funds” shall have the same meaning as set forth in the Class Settlement Agreement.

Exhibit 10.55

“MWC” means the Middlesex Water Company, a corporation organized and existing under the laws of the state of New Jersey.

2.	PAYMENT BY 3M PURSUANT TO THIS AGREEMENT

a.        In consideration of all the promises, covenants, representations, and warranties set forth in this Agreement, including without limitation the dismissal of the claims asserted in the Action and the release of the Released Claims against the Released Parties, 3M shall pay MWC the total amount of Ninety-Three Million One Hundred Sixty-Two Thousand Six Hundred Twenty and 00/100 Dollars ($93,162,620.00). 3M shall make an initial payment of Twenty-Three Million Two Hundred Ninety Thousand Six Hundred Fifty-Five and 00/100 Dollars ($23,290,655.00) to MWC by December 15, 2023. 3M shall make a second payment of Sixty-Nine Million Eight Hundred Seventy-One Thousand Nine Hundred Sixty-Five and 00/100 Dollars ($69,871,965.00) to MWC by July 15, 2024.

b.        MWC will remain a Class Member and be allocated its share of the Settlement Funds, including any additional claim MWC may submit with respect to the CJO Plant. MWC’s submission of any claim for Settlement Funds, including with respect to the CJO, shall not result in any additional payment by 3M.

c.        The total amount of all payments described in Paragraph 2.a of this Agreement shall be credited against 3M’s payments due under the Class Settlement Agreement pursuant to Paragraphs 6.7.2, 6.8.6, and Exhibit K therein. The precise timing of the credit shall be determined by 3M, which shall apply the credit in a manner that generally is equitable with respect to Phase One and Phase Two payments. 3M shall exercise its discretion reasonably and in good faith in consultation with Class Counsel. However, nothing in this Paragraph shall release 3M of its obligations under Paragraph 2.a of this Agreement in the event that the Class Settlement

Exhibit 10.55

Agreement is terminated for any reason.

d.        No amounts paid pursuant to this Settlement are in relation to the violation of any civil or criminal law or the investigation or inquiry by any government or governmental entity into the potential violation of any civil or criminal law, within the meaning of Section 162(f)(1) of the Internal Revenue Code of 1986, as amended, and section 1.162-21(a) of the Treasury Regulations thereunder. All amounts paid pursuant to this Settlement are intended for restitution or remediation (including treatment) of PFAS contamination. If a determination were made that a portion of such amounts are in relation to a violation or potential violation of law, that portion constitutes restitution or remediation within the meaning of Section 162(f)(2)(A) of the Internal Revenue Code of 1986, as amended and section 1.162-21(a) of the Treasury Regulations thereunder. MWC shall bear its own costs, including all legal expenses and attorneys’ fees. All legal expenses and attorneys’ fees of MWC will be paid from amounts paid for restitution or remediation. No portion of any amount paid under this Agreement constitutes the payment of a fine, penalty, or punitive damages, the disgorgement of profits, reimbursement for litigation or investigation costs or attorneys’ fees or costs, or an amount paid in settlement of any claim for any of the foregoing; and if a determination were made to the contrary, the amounts paid would qualify under the exceptions in paragraphs (2) and (3) of Section 162(f).

3.	CONFIDENTIALITY AND NONDISPARAGEMENT

a.        Unless earlier disclosure is required under any applicable laws and/or regulations, the terms of the Settlement shall be maintained as strictly confidential by the Parties to the fullest extent permitted by law. Such laws and/or regulations include filings with the United States Securities & Exchange Commission (SEC) where in the sole judgement of the filing party, disclosure of any or all settlement terms is necessary to ensure compliance. The Parties understand

Exhibit 10.55

and agree that MWC and 3M are authorized to disclose the Settlement terms and this Agreement to the Parties’ financial or legal representatives to the extent necessary for the rendering of financial or legal services to the Parties, as well as any insurers, but only upon agreement by such representatives or insurers to honor the provisions of this Paragraph 3.

b.        The consideration being paid for the confidentiality required by the foregoing subparagraphs is One Hundred Dollars and Zero Cents ($100.00), which is included in the first payment made by 3M under Paragraph 2.a of this Agreement.

c.        The Parties will cooperate in good faith on communication issues related to the Settlement, and each Party will provide any planned press release or public statement concerning the Settlement or any aspect of it to the other for review not less than forty-eight (48) hours before publication. Each Party agrees not to disparage the other Party or its business or environmental practices in any public forum, including media and public meetings. Each Party further agrees not to incite or induce the media or any other entity or individual to disparage the other Party or its business or environmental practices.

4.	TERMINATING MWC’S CLAIMS AGAINST 3M

Within fourteen (14) days after the Effective Date, MWC shall provide 3M a signed stipulation of dismissal with prejudice of all claims against 3M in the Action, as well as any cross- claims or third party claims in [*] actions (“Stipulation”). 3M may file the Stipulation at its reasonable discretion. Each Party shall bear its own costs and attorneys’ fees, with the exception on what is set forth in Paragraph 9, below.

5.	RELEASE BY MWC

MWC hereby releases and forever discharges each of the Released Parties from any and all past, present, or future claims, crossclaims, third-party claims, losses, damages (whether

Exhibit 10.55

compensatory, statutory, punitive, or otherwise), attorneys’ fees, costs, and expenses, whether asserted or not, accrued or not, known or unknown, legal or equitable, monetary or injunctive or declaratory, that have arisen or may arise at any time in the future, out of, or relate in any way to, the presence of any AFFF, any PFAS product, any PFAS, and any 3M PFAS, including in or around or associated with MWC, and without limitation in, around or from any water or property owned, operated, or used by MWC, MWC’s public water system, or from disposal or arranging for disposal that may in any way be attributable to 3M. It is the intention of this Agreement that this release of the Released Parties be as broad, expansive and inclusive as possible.

6.	COVENANT NOT TO SUE

MWC shall not commence, prosecute, or cause to be commenced or prosecuted any action or other proceedings against any of the Released Parties based upon the Released Claims.

7.	NO ADMISSION OF WRONGDOING OR LIABILITY

a.        Nothing in this Agreement, or in any order of dismissal entered in the Action pursuant to this Agreement, constitutes an admission or concession of any liability or wrongdoing by the Released Parties or an admission or concession by the Released Parties that there is any validity to any claim or allegation in the Action. The Released Parties have not admitted or conceded any liability or wrongdoing, acknowledged any validity to the claims or allegations in the Action, or acknowledged any weakness in 3M’s defenses in the Action. The Released Parties denied and continue to deny any wrongdoing alleged in connection with the manufacture, sale, or disposal of 3M PFAS, and specifically deny and dispute the scientific, medical, factual, and other bases alleged to support MWC’s claims. Nothing contained in this Agreement or any documents filed in connection with it is intended to be nor shall be interpreted by anyone as in any way suggesting anything to the contrary in this Action or in any other action.

Exhibit 10.55

b.        Neither this Agreement nor any information or materials related to the Settlement or Settlement negotiations shall be offered or received in evidence against any of the Parties for any purpose in any proceeding other than in such proceedings as may be necessary to consummate or enforce this Agreement or to assert its effect in connection with a defense of res judicata, collateral estoppel, release, or other theory of claim preclusion, issue preclusion, or similar defense.

8.	RATE INCREASES

MWC represents and warrants that (i) this Settlement has fully compensated it for PFAS allegedly attributable to 3M and (ii) future additions, modifications, or improvements to its Public Water System due to PFAS will be the sole responsibility of MWC and not the Released Parties. MWC shall not assert that any future rate increase request was caused by the Released Parties’ development, manufacture, formulation, distribution, sale, transportation, storage, loading, mixing, application, or use of PFAS or any product manufactured with or containing PFAS. MWC reserves the right to change its rates for any reason, so long as MWC does not attribute the change to the Released Parties.

9.	MEDIATION OF [*] ACTIONS.

a.        The Parties agree to joint mediation of the claims brought by plaintiffs in [*].

b.        If the Parties reach a joint agreement to settle plaintiffs’ claims in the [*] actions, and net of insurance that may be reasonably available to MWC, MWC agrees to pay or cause to be paid [*]. 3M agrees to pay or

Exhibit 10.55

cause to be paid [*].

c.        The provisions of Paragraph 9.b above shall apply only if both 3M and MWC agree to the terms of a joint settlement agreement with the plaintiffs in the [*] actions, resulting in a release with prejudice of plaintiffs’ claims against both 3M and MWC. However, nothing in this Agreement shall be construed to require 3M and/or MWC to agree to any settlement of the [*] actions.

d.        In addition to the amounts set forth in Paragraphs 2.a and 9.b above, 3M shall pay [*] of attorney’s fees incurred by or on behalf of MWC for the services of [*] in connection with the [*] actions, up to a maximum payment by 3M of [*].

10.	REPRESENTATIONS AND WARRANTIES

a.        The Parties represent and warrant they are voluntarily entering into this Agreement as a result of arms-length negotiations among their counsel; that in executing this Agreement, they are relying solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently-selected counsel, concerning the nature, extent and duration of their rights and claims hereunder and regarding all matters which relate in any way to the subject matter hereof. Each Party acknowledges that it has not been influenced to any extent whatsoever in executing this Agreement by any promise, representation, statement, or omission by the other Party, except those expressly stated in this Agreement. Each Party assumes the risk of mistakes as to facts or law.

b.        Each Party represents and warrants that it has carefully read the contents of this Agreement, and that this Agreement is signed freely by each individual executing this Agreement

Exhibit 10.55

on behalf of the Party. Each Party further represents and warrants that it has made such investigation of the facts, law, and other matters pertaining to the Settlement and this Agreement as it deems necessary.

c.        MWC represents and warrants that it has not assigned, transferred, or conveyed any portion of the Released Claims to any other person or entity.

d.        MWC represents and warrants that it will not object to or opt-out of the Class Settlement Agreement.

e.        Each Party represents and warrants that its execution, delivery and performance of this Agreement does not violate the terms, conditions or provisions of any charter, by laws or other organizational document of the Party.

f.         Each Party represents and warrants that it has obtained all necessary corporate or governmental approvals to permit the undersigned representatives of each Party to bind the Party by executing this Agreement.

11.	MISCELLANEOUS

a.        Class Membership. Notwithstanding anything in this Agreement, MWC remains a Class Member for purposes of the Class Settlement Agreement. Neither 3M’s payment obligations nor the credit it receives toward its payments due under the Class Settlement Agreement will change regardless of MWC’s ultimate allocation pursuant to the Class Settlement Agreement.

b.        Construction. The Parties acknowledge that this Agreement was jointly drafted, andt hey agree that if any of its terms are ambiguous, then the rule of construction construing the ambiguity against the drafting party shall not be employed in the interpretation of this Agreement.

c.        Governing Law. The Agreement shall be governed by and construed pursuant tot he law of the State of South Carolina, without regard to any otherwise applicable principles of

Exhibit 10.55

conflicts of law or choice-of-law rules (whether of the State of New Jersey or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

d.        Jurisdiction and Venue. The AFFF MDL shall be the exclusive jurisdiction and venue for all proceedings in connection with the Agreement or arising as a result of any matter relating to this Settlement or addressed in the Agreement.

e.        Reasonable Extensions. The Settling Parties may agree in writing to reasonable extensions of time to carry out any of the provisions of the Agreement.

f.        Amendment. This Agreement may be amended only by a writing executed by allP arties hereto.

g.        Severability. In the event that any provision of this Agreement is declared or deemed to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement.

h.        Waiver. The provisions of this Agreement may be waived only by written agreement signed by the waiving Party. The waiver by any Party of any breach of this Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior to, subsequent to, or contemporaneous with this Agreement.

i.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, employees, representatives, successors, and assigns.

j.        Third-Party Beneficiaries. This Agreement does not create any third-party beneficiaries except the Released Parties.

k.        Execution. This Agreement may be executed in counterparts and, upon the

EXHIBIT I

Effective Date, shall be binding upon the Parties executing this or any counterpart.

FOR PLAINTIFF MIDDLESEX WATER COMPANY:

/s/ Jay L. Kooper

Signature

Jay L. Kooper

Name

Vice President, General Counsel and Secretary

Title

Executed: August 29, 2023

FOR DEFENDANT 3M COMPANY:

/s/Steven F. Reich

Signature

Steven F. Reich Executive Vice President 3M Company

3M Center, 0220-09W-15

St. Paul, Minnesota 55144-1000 Executed: August 29, 2023